Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Shyft Group, Inc. of our report dated April 4, 2025 relating to the financial statements of Aebi Schmidt Group AG, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AG
Zurich, Switzerland
April 4, 2025